[IPC LOGO]




                            IPC COMMUNICATIONS, INC.
               (HOLDING COMPANY FOR IPC INFORMATION SYSTEMS, INC.)
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 15, 1999

TO THE STOCKHOLDERS OF
IPC COMMUNICATIONS, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IPC Communications, Inc. (the "Company" or "IPC Communications"), the recently formed holding company for IPC Information Systems, Inc., will be held on Tuesday, June 15, 1999 at 10:00 a.m., local time, at the offices of Thacher Proffitt & Wood, Two World Trade Center, 40th Floor, New York, New York 10048, for the following purposes:

         1. To elect nine (9) directors, each to hold office for a one year term.

         2. To amend the Amended and Restated Certificate of Incorporation of IPC Information Systems, Inc. to eliminate the provision relating to Section 251(g) of the General Corporation Law of the State of Delaware ("DGCL").

         3. To approve an amendment to the IPC Communications, Inc. 1999 Stock Incentive Plan to increase its share reserve.

         4. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending September 30, 1999.

         5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management of IPC Communications is not aware of any other matters which may properly come before the Annual Meeting.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on May 21, 1999 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE ANNUAL MEETING. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING AT ANY TIME PRIOR TO OR AT THE ANNUAL MEETING.

                                        By Order of the Board of Directors



New York, New York                      Gerald E. Starr
June 3, 1999                            President and Chief Executive Officer

[IPC LOGO]

                            IPC Communications, Inc.
                                Wall Street Plaza
                                 88 Pine Street
                            New York, New York 10005
                                  212-825-9060


                                 PROXY STATEMENT

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 1999
                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of IPC Communications, Inc. ("IPC Communications" or the "Company"), the recently formed holding company for IPC Information Systems, Inc. ("IPC Information Systems"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 15, 1999 at 10:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth therein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Thacher Proffitt & Wood, Two World Trade Center, 40th Floor, New York, New York 10048.

         Effective May 21, 1999, IPC Information Systems completed a reorganization, whereby IPC Communications, a Delaware corporation, became the holding company (the "Reorganization") for IPC Information Systems. The Reorganization was effected by a merger conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware ("DGCL"), which permits the formation of a holding company structure without a vote of the stockholders. By virtue of the Reorganization, IPC Information Systems became a direct, wholly owned subsidiary of IPC Communications, and all of IPC Information Systems' outstanding capital stock was converted, on a share-for-share basis, into capital stock of IPC Communications. As a result of the Reorganization, all outstanding shares of common stock of IPC Information Systems were converted into shares of common stock of IPC Communications. Immediately following the Reorganization, IPC Communications represented the same consolidated financial position and total enterprise value as IPC Information Systems prior to the Reorganization. References to the "Company" or "IPC" in this Proxy Statement refer to IPC Communications, as successor to IPC Information Systems, as of May 21, 1999, and to IPC Information Systems through May 20, 1999. Unless the context otherwise requires, references to the "Stock Incentive Plan" refer to the IPC Communications, Inc. 1999 Stock Incentive Plan as of May 21, 1999 and to the IPC Information Systems, Inc. 1998 Stock Incentive Plan through May 20, 1999.

         The proxy solicitation materials were mailed on or about June 3, 1999 to all stockholders entitled to vote at the Annual Meeting. All properly executed proxies received in time for the Annual Meeting and not revoked will be voted as specified. If no instructions are specified, a properly executed proxy will be voted FOR each of the nominees for election as directors and each of the other proposals set forth in the accompanying Notice of Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

         Only stockholders of record at the close of business on May 21, 1999 (the "Record Date") are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of the Record Date, 8,076,188 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 15 stockholders. Each stockholder is entitled to one vote for each share held. No shares of the Company's preferred stock were outstanding. See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's Common Stock.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending and voting at the Annual Meeting or any adjournment or postponement thereof, if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING AND SOLICITATION

         The required quorum for the Annual Meeting, which must be represented in person or by proxy, is a majority of the outstanding shares of Common Stock on the Record Date. All votes will be tabulated by the inspectors of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes are not counted for any purpose. The vote required for each proposal is set forth in the discussion of such proposal.

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to banks, brokerage firms, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Stockholders are being asked to approve an amendment to the IPC Communications, Inc. 1999 Stock Incentive Plan (the "Stock Incentive Plan") to authorize an increase in the number of shares reserved for issuance upon exercise of stock options. If approved, this amendment will increase the total number of stock options that may be granted to officers, employees, consultants and directors. All of the directors and executive officers of IPC Communications, each of whom is eligible for option grants under the Stock Incentive Plan, may be deemed to have an interest in this proposal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         BY MANAGEMENT. The following table sets forth certain information, as of April 30, 1999 or as of a date specified in the footnotes below, as the case may be, with respect to the beneficial ownership of the Company's Common Stock by: (i) each director; (ii) (a) the Company's chief executive officer, (b) each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year and whose aggregate salary plus bonus for the fiscal year ended September 30, 1998 was at least $100,000 and (c) one additional former executive officer for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer for the full 1998 fiscal year (collectively, the "Named Executive Officers"); and (iii) all executive officers and directors as a group. Unless indicated otherwise, each person listed has sole voting and investment power over the shares beneficially owned.

         All share amounts reflect the stock split by way of a stock dividend distributed to shareholders on June 24, 1998.


                                              (b)                           (c)                      (d)
               (a)                     Amount & Nature of        Exercisable Stock Options        Approximate
     Name of Beneficial Owner       Beneficial Ownership(1)      Included in Column (b)(2)     Percent of Class (3)
-------------------------------  ---------------------------  -----------------------------  ----------------------------
Peter A. Woog                                 4,000(4)                     --                            *
Richard M. Cashin, Jr                             0                        --                          --
David Y. Howe                                     0                        --                          --
Richard P. Kleinknecht                      848,484(5)                   86,580                       10.4%
Richard W. Smith                            381,904(6)                     --                         4.7%
David A. Walsh                              400,622(7)                  138,528                       4.9%
S. Terry Clontz                               6,000                           0                          *
Brian L. Reach                               73,264(8)                   69,264                          *
Robert J. McInerney                               0                        --                          --
Gerald E. Starr                              69,264(9)                   69,264                          *
Russell G. Kleinknecht                            0                           0                        --
All executive officers and
directors as a group (11                  1,783,538                     363,636                      21.1%
persons)

-------------------------------------------
*     Less than 1%
(1) Based upon information supplied by officers and directors, and filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
(2) The figures in this column represent the number of shares which the individual and group could have acquired upon exercise of stock options granted under the Stock Incentive Plan that, as of April 30, 1999, were exercisable or were expected to become exercisable within 60 days.
(3) Percentage of ownership is based on 8,076,188 shares of Common Stock outstanding on April 30, 1999, plus, in the case of each individual and the group, the additional number of shares listed in column (b).
(4)  Based on Amendment No. 4 to Schedule 13D, filed April 14, 1999.
(5) Includes 761,904 shares directly owned by Richard P. Kleinknecht and 86,580 shares that could be acquired upon exercise of stock options. Does not include 5,671,628 shares owned by other signatories of the Amended and Restated Investors Agreement, dated as of April 9, 1998 (the "Investors Agreement"), among the Company, Cable Systems Holding, LLC ("CSH LLC"), Cable Systems International, Inc ("CSI"), Lawrence, Smith & Horey III, L.P. (now known as Allegra Capital Partners III, L.P. and hereinafter "Allegra"), Richard P. Kleinknecht, David A. Walsh and Anthony Servidio. Charles F. Auster became a party to the Investors Agreement on May 1, 1998.

     On April 8, 1999, CSI entered into Securities Purchase Agreements with each of CSH LLC and Allegra, pursuant to which CSI sold 1,420,000 shares to CSH LLC and CSI sold 96,190 shares to Allegra.
(6) Includes 381,904 shares beneficially owned by Allegra. Does not include 6,051,628 shares owned by other signatories of the Investors Agreement.
(7) Includes 262,094 shares directly owned by David A. Walsh and 138,528 shares that could be acquired upon exercise of stock options. Does not include 6,171,438 shares owned by other signatories of the Investors Agreement.
(8) Includes 4,000 shares directly owned by Brian L. Reach and 69,264 shares that could be acquired upon exercise of stock options.
(9) Includes 0 shares directly owned by Gerald E. Starr and 69,264 shares that could be acquired upon exercise of stock options.

      BY OTHERS. The following table sets forth certain information, as of the dates indicated in the footnotes below, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock. Unless indicated otherwise, each person listed has sole voting and investment power over the shares beneficially owned.

      All share amounts reflect the stock split by way of a stock dividend distributed to shareholders on June 24, 1998.



                                                             (b)                                 (c)
                     (a)                              Amount & Nature of               Approximate Percent of
          Name of Beneficial Owner                   Beneficial Ownership                     Class(1)
------------------------------------------  -----------------------------------  ------------------------------------
Cable Systems Holding, LLC                             4,829,584(2)                       59.8%
505 North 51st Avenue
Phoenix, Arizona 85043-2701

Chesapeake Partners Management Co.,                    939,400(3)                         11.6%
Inc. ("CPMC")

Chesapeake Partners Limited                            896,000(4)                         11.1%
Partnership ("CPLP")

Chesapeake Institutional Fund LP                        31,400(5)                          0.4%
("CPIFLP")
1829 Reisterstown Road
Suite 220
Baltimore, Maryland 21208

-------------------------------------------
(1) Percentage of ownership is based on 8,076,188 shares of Common Stock outstanding on April 30, 1999.
(2)  Based on Amendment No. 4 to Schedule 13D, filed April 14, 1999.
(3) Based on Amendment No. 1 to Schedule 13G, filed on May 7, 1999. CPMC has shared voting and dispositive power with respect to these shares.
(4) Based on Amendment No. 1 to Schedule 13G, filed on May 7, 1999. CPLP has shared voting and dispositive power with respect to these shares.
(5) Based on Amendment No. 1 to Schedule 13G, filed on May 7, 1999. CPIFLP has shared voting and dispositive power with respect to these shares.

LEGAL PROCEEDINGS

         There are no legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company's Common Stock, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

                               PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTORS

         The Company proposes to elect nine Directors at the Annual Meting, each to hold office for a term of one year and until his successor has been duly elected and shall qualify. It is the intention of the persons named in the enclosed proxy, unless authorization to do so is withheld, to vote the proxies received by them for the election of the nominees named below. If prior to the Annual Meeting any of the nominees should become unavailable for election, an event which is not now anticipated by the Board, the proxies would be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders may not vote their shares cumulatively in the election of directors.



                                                                                                         DIRECTOR
NAME                                     AGE(1)                         POSITION                          SINCE
------------------------------------ --------------- ----------------------------------------- ------------------------
Peter A. Woog(3)(4)                        56        Chairman and Director                                  1998
Richard P. Kleinknecht(5)                  61        Vice Chairman and Director                             1991
Richard M. Cashin, Jr.(3)(4)               46        Director                                               1998
David Y. Howe(2)(5)                        34        Director                                               1998
Richard W. Smith(2)(3)(4)                  46        Director                                               1998
Robert J. McInerney(2)                     53        Director                                               1994
David A. Walsh(4)                          37        Executive Vice President - IXnet, and                  1998
                                                     Director
Gerald E. Starr(4)                         46        CEO, President and Assistant Secretary                 1998
                                                     and Director
                                                     Vice President, Chief Financial Officer                1998
Brian L. Reach                             44        and Assistant Secretary and Director

------------------------------
(1)      As of April 30, 1998.
(2)      Member of the Audit Committee
(3)      Member of the Compensation Committee
(4)      Member of the Executive Committee
(5)      Member of the Nominating Committee

         Set forth below is biographical information for the persons nominated.

     PETER A. WOOG has been the Chairman and a Director of the Company since April 30, 1998. Mr. Woog is President and Chief Executive Officer of Cable Systems Holding Company ("CSHC") where he has been employed since 1995. He also serves on the Board of Directors of CSHC, CSI, LoDan Electronics, Inc. ("LoDan"), the Arizona Association of Industries and the Samaritan Health System. He is also a trustee and chairman for the Arizona Science Center.

         RICHARD P. KLEINKNECHT has been the Vice Chairman of the Company since April 30, 1998 and, until that date, served as Chairman and a Director of the Company since its acquisition from Contel Corporation in October 1991. Prior to December, 1995, Mr. Kleinknecht also served as Chief Executive Officer of the Company. Mr. Kleinknecht has also served as Chairman of various companies (collectively, the "Kleinknecht Organization") since 1968 and has worked for the Kleinknecht Organization since 1960.

     RICHARD M. CASHIN, JR. has been employed by Citicorp Venture Capital, Ltd. ("CVC") since September 1980 and has been President since December 1994. Mr. Cashin is a director of CSI, Delco Remy International, Levitz Furniture Incorporated, Lifestyle Furnishings International, Ltd., Euromax International plc, Fairchild Semiconductor, Freedom Forge, Gerber Children's Wear, Hoover Group, MSX International, Inc., Thermal Engineering International Corporation, Delta Terminal Services, Inc., FFC Holding, Inc. and Titan Wheel International.

     DAVID Y. HOWE is a Vice President of CVC where he has been employed since 1993. He is also a director of American-Italian Pasta Company, Aetna Industries, Inc., Bob's Stores, Inc., C&H Sugar Company, CSI, CSHC, Formica Corp., Insilco Holding Co., Pen-Tab Industries, Inc., and several private companies.

         RICHARD W. SMITH is an individual general partner of the general partner of Allegra, Lawrence, Tyrrell, Ortale & Smith, L.P. and Lawrence, Tyrrell, Ortale & Smith II, L.P. He is also a director of many private companies. He has participated in the private equity industry since 1979 and was formerly employed by CVC.

         ROBERT J. McINERNEY has served as the President and Chief Operating Officer of Kleinknecht Organization, Inc. since March 1999. From February 1997 through February 1999, he was employed by Merisel, Inc., a leading distributor of computer hardware, networking equipment and software, where he was responsible for U.S. and Canadian operations. He was previously employed as Executive Vice President of United Capital Corporation, a multi-national holding corporation and parent to Dorne & Margolin, Ancom Corporation, Metex Corporation and AFP Corporation from 1995. Prior to joining United Capital Corporation, from 1981 Mr. McInerney was employed by Arrow Electronics, Inc., the largest electronic component distributor in the world, and served as President of Arrow's Commercial Systems Group from 1987 to 1994.

     DAVID A. WALSH has served as Chief Executive Officer of International Exchange Networks, Ltd. ("IXnet") and a Director of the Company since April 30, 1998. From April 30, 1998 through May 11, 1999, he also served as President of IXnet. Prior to April 30, 1998, he was President of IXnet since its founding in 1993. Mr. Walsh served as a technology consultant to the New York Commodities Exchange and had been employed by Garban, Garvin Guybutler and Drexel Burnham Lambert Trading.

         GERALD E. STARR has served as President and Chief Executive Officer and Director of the Company since December 3, 1998, and, effective on May 12, and May 20, 1999, Mr. Starr became the President and a director, respectively, of IXnet. Prior to December 3, 1998, he was Executive Vice President, Turret Systems from January of 1997 and had been Vice President of Manufacturing and Engineering from February 1996. Since April 1995, he has also served as President of IPC Bridge, Inc., a wholly owned subsidiary which acquired the assets of Bridge Electronics, Inc. Mr. Starr founded Bridge

Electronics, Inc. in 1987 and built it into the leading provider of digital open line speaker systems to the foreign exchange trading industry. Previously, Mr. Starr founded Turret Equipment Corporation ("TEC") in 1980 and sold TEC to Tie Communications in 1984, where he remained until 1990.

         BRIAN L. REACH joined the Company in May 1997 as Chief Financial Officer and in November 1997 was named a Vice President. Effective December 3, 1998, Mr. Reach was appointed to fill a vacancy on the Company's Board. Mr. Reach has served as Chief Financial Officer of IXnet since May 1997. Prior to joining IPC, from 1993 through April 1997, Mr. Reach was employed by the Celadon Group Inc., an international transportation company, as its Chief Financial Officer through April 1996 and Vice President Special Projects through April 1997. From 1990 through 1993, he was employed by Cantel Industries, Inc., an international distributor of medical and scientific products and ergonomic seating as the Chief Financial Officer. Mr. Reach is a Certified Public Accountant.

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS

BOARD MEETINGS AND COMMITTEES

         The Company's Board of Directors maintains standing Audit, Compensation, Executive and Nominating Committees. During fiscal 1998, the Company's Board of Directors met in person or by teleconference on nine occasions, the Audit Committee and the Compensation Committee each met twice, the Executive Committee and the Nominating Committee did not meet during this period. Each director attended, in person or by telephone, not less than 75% of the meetings of the Board of Directors and the committees of which he was a member.

         The Audit Committee reviews with the Company's management and independent auditors the financial statements and internal financial reporting system and controls of the Company, reports to the Board of Directors on the results of its examination and makes recommendations to the Board of Directors regarding the employment of accountants and independent auditors.

         The Compensation Committee oversees the development, implementation and conduct of the Company's employment and personnel practices, including the administration of the Company's compensation and benefit programs. The Compensation Committee also makes recommendations to the Board of Directors concerning executive officers' compensation and the granting of stock options.

         The Executive Committee has the power and authority of the Board of Directors to act in accordance with, and subject to, Section 141(c)(1) of the Delaware General Corporation Law.

         The Nominating Committee reviews and considers nominations to fill Board and Committee vacancies and to recommend nominees for consideration by the Board of Directors.

DIRECTORS' COMPENSATION

         Mr. McInerney receives compensation for his services as a director and attendance at board and committee meetings. Each other member of the Board of Directors is either an employee of the Company or a principal of a signatory of the Investors Agreement and has forgone director's compensation. Payment to Mr. McInerney consists of an annual retainer of $5,000, contingent upon attending at least 75% of the aggregate total number of meetings of the Board and of each committee of which he is a member. Additionally, he receives a fee of $3,000 for each day in which he attends a Board or committee meeting. There are no provisions in the Company's Certificate of Incorporation or Bylaws that have the effect of, nor has the Board adopted any policy that has the effect of, imposing a maximum limitation on the total compensation payable in any year to any director. Directors are eligible to receive grants of stock options under the Stock Incentive Plan. To date, no stock options have been granted to a director who is not also an executive officer of the Company.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

         During fiscal 1998, the Compensation Committee consisted of Peter A. Woog, Richard M. Cashin, Jr. and Richard W. Smith. None of these individuals was an officer or employee of the Company or any of its subsidiaries during fiscal 1998, and none is a former officer of the Company or any of its subsidiaries. During fiscal 1998, none of the Company's executive officers served as a director or member of the compensation committee (or equivalent body) of another entity of which any director of the Company or a member of the Company's Compensation Committee was an executive officer.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning all compensation earned by the Named Executive Officers.

                                            SUMMARY COMPENSATION TABLE
                                                ANNUAL COMPENSATION

                                                                                     SECURITIES
                                                                                     UNDERLYING
NAME AND                        FISCAL                                OTHER ANNUAL   OPTIONS/SARS      ALL OTHER
PRINCIPAL POSITION               YEAR       SALARY(1)     BONUS     COMPENSATION(2)    GRANTED     COMPENSATION(3)
----------------------------- ---------   -----------  -----------  --------------  ------------- ----------------
EXECUTIVE OFFICERS AT
SEPTEMBER 30, 1998
Richard P. Kleinknecht             1998     $420,000         --           --           115,440     $ 94,814
Vice Chairman                      1997      420,000         --           --              --         87,250
                                   1996      420,000         --           --              --         26,540

Terry Clontz (4)                   1998      330,000     $568,630     $  8,400(5)       92,352       17,357
President and Chief                1997      324,692       60,000       82,529(5)       25,000       15,756
Executive Officer                  1996      255,006      150,000      133,300(5)      200,000       12,871

Gerald E. Starr                    1998      225,000      484,750         --            92,352        4,800
Exec. Vice President               1997      217,789       28,325         --            40,000        3,200
Turret Systems                     1996      183,077       25,000         --              --           --

David A. Walsh                     1998      199,423      281,250         --           184,704       44,746
Executive Vice President -         1997      190,000         --           --              --           --
IXnet and Director                 1996      190,000      128,938         --              --           --

Brian L. Reach                     1998      186,153      370,000        8,400(5)       92,352        4,800
V.P. and Chief Financial           1997       58,462       23,100        2,000(5)         --          2,000
Officer                            1996         --           --           --              --           --

FORMER EXECUTIVE OFFICER
AT SEPTEMBER 30, 1998

Russell G. Kleinknecht             1998      168,269      468,000         --            46,176         --
Former Executive                   1997      250,000       31,250         --            40,000        7,670
Vice President, I.T.S.             1996      220,000      160,000         --           100,000       10,773

(1) Includes amounts, if any, deferred by the named individual for the period in question pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), under the IPC Information Systems, Inc. Retirement Savings Plan and Trust (the "401(k) Plan").

(2) Does not include certain perquisites and other personal benefits, securities or property received by the Named Executive Officers when the aggregate value does not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(3) Consists of (i) premiums paid by the Company for term or other life insurance coverage under contracts affording the named individual dispositive control over the death benefit proceeds in the following amounts for 1998: Mr. Clontz, $12,557; and Mr. Richard P. Kleinknecht, $90,014; and (ii) amounts paid by the Company as matching and/or profit sharing contributions to the 401(k) Plan in the following amounts for 1998:
     Mr. Clontz, $4,800; Mr. Starr, $4,800; Mr. Reach, $4,800; and Mr. Richard
     P. Kleinknecht, $4,800.
(4) Mr. Clontz was employed by the Company as President and Chief Executive Officer as of December 3, 1995. Mr. Clontz resigned from the Company as of December 3, 1998.
(5) With respect to Mr. Clontz: for fiscal year 1998, consists of payments for automobile allowance; for fiscal year 1997, consists of $71,429 ($40,000 for moving expenses and $31,429 tax gross-up on said payment) and $11,400 related to housing costs; for fiscal year 1996, consists of $100,000 hiring bonus, in accordance with Mr. Clontz's Employment Agreement and $33,300 related to housing costs. With respect to Mr. Reach, consists of payments for automobile allowance.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

         THE FOLLOWING SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" FUTURE FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT.

         The duties of the Compensation Committee (the "Committee") include approval of salary and other compensation arrangements for the Company's executive officers.

         The Company has established a compensation philosophy around the principle of having compensation reflect and reinforce the Company's strategic and operational goals and enhance long-term stockholder value. The Company's philosophy is to:

          o Set compensation levels to attract, retain, reward and motivate executive officers and employees;

          o    Align compensation with business objectives and performance;

          o Position compensation to reflect the individual's performance as well as the level of responsibility, skill and strategic value of the employee; and

          o Recognize the evolving organizational structure of the Company and directly motivate executives to accomplish results within their spheres of influence as well as foster a Company-wide team spirit.

         The Company attempts to target its compensation programs to provide compensation opportunities that are perceived by its executive officers to justify continued service to the Company.

         During the fiscal year ended September 30, 1996, the Company adopted a formal Management Compensation Plan (the "Plan") and management compensation continues to be recast in accordance therewith. This Plan addresses three major elements: salary, bonus and long-term incentives. Each of these elements of compensation serves a unique role in meeting the Company's compensation objectives:

         Salary forms the basic building block of the executive compensation program. It is the assured element of compensation that permits income predictability. In general, it is intended that salary levels be set at the midpoint of a prescribed range but that individual salaries may vary from that midpoint to reflect each executive's strategic value, experience, proficiency and performance.

         The annual bonus plan is designed to play a number of roles in implementing the Company's compensation philosophy. Annual bonuses provide a direct pay-for-performance vehicle. The bonus plan also serves to focus executives on those activities that most directly affect shareholder value which are within their control and for which they should be held accountable. Therefore, it is intended that an annual bonus reflect performance of the respective operating unit, as well as the entire Company.

         The long-term incentive program is also intended to play important roles in implementing the Company's compensation philosophy. It directly links executives' financial interests to the interests of the stockholder by tying a portion of their overall compensation to share price appreciation. It also acts as a motivation and reward system and as a device to attract and retain superior management talent.

         The Company has not established a specific peer group to use as a benchmark in setting compensation levels, ranges and midpoints. Instead, it relies on recommendations of an independent compensation expert.

EXECUTIVE OFFICER COMPENSATION

         During the fiscal year ended September 30, 1998, the Company continued to address an enterprise- wide restructuring involving the redirection and expansion of its market and its product orientation from a limited product and service provider to a broad-based global technology integrator meeting the needs of the global financial community.

         Compensation decisions for the fiscal year ended September 30, 1998 were based on the following considerations:

          o Existing contractual compensation commitments with certain executive officers;

          o Compensation opportunities perceived to be necessary to retain executive officers;

          o General industry compensation practices and levels where appropriate;

          o The criticality of the executives to the Company's current and future success;

          o The significance of the executive's compensation cost relative to its impact on the Company's financial success over the next few critical years; and

          o The maintenance, where practical, of internal compensation relationships that provide rationale and flexibility in organizational staffing.

PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION

         During the fiscal year ended September 30, 1998, the Compensation Committee based its compensation decisions for S. Terry Clontz, the Company's President and Chief Executive Officer, on the following considerations:

          o    Existing contractual compensation commitments;

          o His significant role during the Company's recapitalization transaction; and

          o His strong leadership which resulted in the Company's strong financial results for the fiscal year.

         The Compensation Committee's decisions with respect to Mr. Clontz's bonus were based on the utilization of a formula which took into account the Company's earnings and financial performance and Mr. Clontz's performance as President and Chief Executive Officer.

         The compensation actions for executive officers and other executives during the fiscal year ended September 30, 1998 were based on the considerations listed earlier in this report.

         The duties of the Compensation Committee include approval of salary and other compensation arrangements for the Company's executive officers.

                                         Respectfully Submitted,

                                         COMPENSATION COMMITTEE
                                                 Richard W. Smith, Chairman
                                                 Peter A. Woog
                                                 Richard M. Cashin, Jr.
EMPLOYMENT AGREEMENTS

         RICHARD P. KLEINKNECHT. As of December 18, 1997, Richard P. Kleinknecht entered into an Amended and Restated Employment Agreement, which became effective as of April 30, 1998 upon the closing of the Merger and which superseded Mr. Kleinknecht's pre-existing Employment Agreement. The Amended and Restated Employment Agreement provides for an initial term of two (2) years of employment, which shall be automatically extended for successive one year terms unless either party gives the other 90 days' prior notice of non-extension. Under this Agreement, Mr. Kleinknecht serves as Vice-Chairman of the Board of Directors, reporting to the Board and the Chairman, devotes his full working time and his best efforts to the performance of his duties and receives a minimum base salary of $420,000 per annum. He may also receive, at the discretion of the Board, a bonus based upon his performance and the performance of the Company. Mr. Kleinknecht was also granted 57,720 stock options (adjusted to 115,440 stock options as a result of the stock split by way of a stock dividend, distributed June 24, 1998), pursuant to the Stock Incentive Plan. The Agreement will terminate if Mr. Kleinknecht's employment terminates by reason of resignation, death, disability or his discharge for Cause, as defined therein.

         TERRY CLONTZ. Effective as of December 3, 1998, the Company and Mr. Clontz entered into a Separation Agreement and Release whereby Mr. Clontz terminated his employment with the Company as of said date and providing (i) a lump sum payment of $164,333 (representing the unpaid balance of a previously earned incentive bonus) less the outstanding balance on his residential loan and
(ii) a lump sum payment of $800,000, payable upon the occurrence of certain specified events but not later than December 31, 2001. The Separation Agreement also provides certain indemnities, mutual releases and covenants relating to Company confidential information and trade secrets, non-solicitation and non-competition. The Separation Agreement is currently being renegotiated.

         GERALD E. STARR. As of April 20, 1995 and coincident with the acquisition of assets of Bridge Electronics, Inc., IPC Bridge, Inc., a wholly owned subsidiary of the Company, entered into an Employment Agreement with Gerald E. Starr, providing an employment term of five years, a minimum base salary of $150,000 and other benefits. The Agreement provided for its termination, with no further liability to the Company in the event of Mr. Starr's death, disability or his termination for Cause (as defined therein). The Agreement also contains provisions regarding the Company's ownership of inventions which he may make during its term and certain confidentiality and non-competition provisions. Effective as of May 21, 1996, the parties entered into a First Amendment to the Employment Agreement, providing an increase in the base salary to $200,000. As of August 1, 1997, the parties entered into a Second Amendment to the Employment

Agreement, providing: (i) documentation of an increase in Mr. Starr's base salary to $225,000 (effective as of January 13, 1997); (ii) an additional provision providing, upon the occurrence prior to July 31, 1998 of a change of control transaction involving the Company, payment to Mr. Starr of incentive payments (ranging from $137,200 to $392,000, depending upon the price realized by the Company and/or its stockholders in said transaction); and (iii) a termination at will clause which provides that in the event of his termination without Cause, at or following a change of control (as defined therein) of the Company prior to July 31, 1998, the Company would make severance payments to Mr. Starr in an amount equal to 225% of his then current base salary. Effective as of December 1, 1998, Mr. Starr's base salary was increased to $275,000. Effective, May 12, and 20, 1999, Mr. Starr became President and a director, respectively, of IXnet.

         DAVID A. WALSH. David Walsh entered into an Amended and Restated Employment Agreement with IXnet, dated as of December 18, 1997 and which became effective as of April 30, 1998 upon the consummation of the Merger, under which he was employed on a full time basis for a five-year term as President and Chief Executive Officer of IXnet and Chairman of the IXnet Board of Directors reporting only to the full IXnet Board or the IPC Board. Under the Employment Agreement, Walsh will receive $225,000 in base salary plus a discretionary bonus with a minimum bonus target of $175,000 and benefits consistent with past practice. He will also receive options to purchase 2% of the fully diluted shares of the Company and a "springing" option grant equal to 3% of the shares of IXnet (with an additional 2% reserved for grants to other employees) in the event of a public offering or spin-off of IXnet stock within 2 years. He is entitled to lump sum severance payments payable if he is terminated "without cause" or if he resigns for "good reason," equal to his base salary, plus his average bonus, for a period equal to the greater of three (3) years or the number of years in his then-remaining term of employment. Walsh's benefits under his Employment Agreement will continue during such severance period. During the term of the Agreement and for 2.5 years thereafter, Walsh is subject to restrictions on (i) competition and (ii) the solicitation of customers and employees, and for all periods during and after the term, he is subject to nondisclosure and confidentiality restrictions relating to the confidential information and trade secrets of the Company and its affiliates. The Company has proposed a new agreement which, if agreed to by Mr. Walsh would, among other things, confirm that he would serve only in the capacity of Chief Executive Officer and he would waive rights to the "springing" option for himself and other employees of IXnet.

         BRIAN L. REACH entered into a letter agreement dated April 24, 1997, which provides that, if Mr. Reach's employment is terminated for reasons other than a material violation of law or Company policy, the Company will pay him a severance payment equal to six months of his then current base salary provided he executes the Company's standard form of release agreement with respect to claims which he may have against the Company relating to his period of employment.

         OTHER. As of August 1, 1997, the Company entered into Employee Retention and Incentive Agreements with eight senior officers, including one Executive Officer, Daniel Utevsky, who was not a Named Executive Officer. In the event that any of these individuals' employment with the Company were to be terminated without cause prior to April 30, 1999, the Company would make severance payments equal to such employee's target bonus plus base salary through April 30, 1999 but not less than six months plus one week for each year of service. Mr. Utevsky relinquished his position as an executive officer of the Company effective April 23, 1999. In settlement of the relative rights and obligations of the parties under his Employee Retention and Incentive Agreement, Mr. Utevsky and the Company have agreed that Mr. Utevsky's salary and insurance benefits will be continued through January 22, 2000 and that he will provide services to the Company as a consultant for a period of six months for additional compensation at the rate of $200 per hour.

STOCK OPTION GRANTS

         The following table sets forth certain information with respect to options granted during the fiscal year ended September 30, 1998 to the Named Executive Officers of the Company:

          OPTION/SAR GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1998(1)



                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES
                                                                                             OF SHARE PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                        FOR OPTION TERM (2)
                              ------------------------------------------------------------ -----------------------------------------
            (a)                      (b)              (c)            (d)           (e)           (f)            (g)


                                  Number of       % of Total
                                  Securities     Options/SARs    Exercise
                                  Underlying      Granted to      or Base
                                 Options/SARs    Employees in      Price       Expiration       5%             10%
Name                               Granted        Fiscal Year    ($/Share)        Date         ($)             ($)
-----------------------------  ---------------- -------------- ------------   ------------- ------------- --------------
Richard P. Kleinknecht             115,440         10.4%          $10.50         4/30/08       761,904      1,931,311
S. Terry Clontz                    92,352          7.6             10.50         4/30/08       609,523      1,545,049
Gerald E. Starr                    92,352          7.6             10.50         4/30/08       609,523      1,545,049
Russell G. Kleinknecht             46,176          3.8             10.50         4/30/08       304,762      772,524
                                   100,000         8.3             25.00         10/01/07      1,572,237    3,984,356
David A. Walsh                     184,704         15.3            10.50         4/30/08       1,219,046    3,090,098
Brian L. Reach                     92,352          7.6             10.50         4/30/08       609,523      1,545,049

(1) All Options granted during the fiscal year ended September 30, 1998 were granted under the Stock Incentive Plan, except for a grant of 100,000 options to Russell G. Kleinknecht under the IPC Information Systems, Inc. 1994 Stock Option and Incentive Plan (the "Former Option Plan"). Options granted under the Stock Incentive Plan provided a ten-year term, vest in equal amounts on the first five anniversaries of their grant date (with earlier vesting for 75% of the options if and when the average closing price for the Company's Common Stock over any period of 30 consecutive trading days equals or exceeds 300% of the exercise price and 100% of the options if and when the average closing price for the Company's Common Stock over any period of 30 consecutive trading days equals or exceeds 450% of the exercise price) and are exercisable at the fair market value of the Company's Common Stock on the date of grant. The 100,000 option grant to Russell G. Kleinknecht was canceled without payment as of April 30, 1998.

(2) Represents the potential value of options granted at assumed 5% and 10% rates of compounded annual stock appreciation for ten years from the date of grant of each such option.

         As of April 30, 1998, upon consummation of the Merger, all options previously granted under and in accordance with the Former Option Plan and which had not previously been either exercised or canceled vested upon the change in control and were canceled and the holders thereof received, with respect to each option, a cash payment which, prior to deduction for applicable withholding taxes, was an amount equal to the product of (i) the excess, if any, of $21.00 over the per share exercise price of such option and (ii) the number of shares of IPC Information Systems' common stock subject to such option. During the fiscal year ended September 30, 1998, no options granted under the Stock Incentive Plan vested or otherwise became exercisable, and, therefore, none were exercised.

         The following table sets forth certain information with respect to options granted during the fiscal year ended September 30, 1998 to the Named Executive Officers of the Company under (i) the Former Option Plan, which were cancelled and for which cash payments, as described in the immediately prior paragraph, were made and (ii) the Stock Incentive Plan:

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                             FORMER OPTION PLAN           STOCK INCENTIVE PLAN
                             -----------------------      -----------------------------------------------------------------

                                Options                        Number of Securities          Value of Unexercised
                               Cancelled                      Underlying Unexercised                In the
                                 under             Value       Options/SARs at Fiscal         Money Options/SARs at
                                 Former        Realized on           Year End                   Fiscal Year End
                               Option Plan    Cancellation            (#)                             ($)
Name                             (#)              ($)           Exercisable/Unexercisable       Exercisable/Unexercisable
----------------------------- --------------- -------------   ---------------------------   --------------------------------
Richard P. Kleinknecht              0              0              0/115,440                    0/0
Peter J. Kleinknecht                0              0              0/115,440                    0/0
S. Terry Clontz               175,000     $1,193,750               0/92,352(1)                 0/0
Gerald E. Starr                40,000        283,750               0/92,352                    0/0
Russell G. Kleinknecht        247,000        989,500                    0/0(2)                 0/0
David A. Walsh                 30,000        195,000              0/184,704                    0/0
Brian L. Reach                      0              0               0/92,352                    0/0

Except for such deemed exercises resulting in cash-out payments, no Named Executive Officer exercised any stock options or SARs during the fiscal year ended September 30, 1998.

(1) Options granted under the Stock Incentive Plan to S. Terry Clontz during the fiscal year ended September 30, 1998 were canceled upon grantee's termination of employment as of December 3, 1998.

(2) 100,000 of the 247,000 options granted under the Former Option Plan to Russell G. Kleinknecht were out-of-the-money upon cancellation, and, therefore, no payment was made with respect thereto. Options granted under the Stock Incentive Plan to Russell G. Kleinknecht during the fiscal year ended September 30, 1998 were canceled upon grantee's termination of employment as of June 1, 1998.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         Richard P. Kleinknecht, the Company's Vice Chairman and his brother, Peter J. Kleinknecht, the Company's former Vice Chairman, are or were controlling stockholders and executive officers of several other entities that do or have done business from time to time with the Company and certain of its customers. These entities include Kleinknecht Electric Company, Inc., a New York company ("KEC-NY"), Kleinknecht Electric Company, Inc., a New Jersey company ("KEC-NJ"), both electrical services companies, and Humaco Leasing & Holding Corporation ("Humaco"), a tool and vehicle leasing company.

         As of October 1, 1993, the Company and KEC-NY entered into a 20-year contract with respect to a pool of field technicians and administrative employees, who are members of the International Brotherhood of Electrical Workers ("IBEW"), Local 3 and are utilized by either the Company or KEC-NY on an ongoing or per project basis. The Company and KEC-NJ also entered into a comparable 20-year agreement with respect to a similar pool of employees who are members of IBEW, Local 164T. Effective April 30, 1998, the Company and KEC-NY and KEC-NJ entered into amended and restated agreements with respect to these labor pools. The Company, KEC-NY and KEC-NJ have benefitted from these arrangements by allowing each company to draw from a larger pool of field technicians and retaining the more highly trained and skilled technicians for a broader range of projects. KEC-NY and KEC-NJ are responsible for administering the payroll and related services for Company employees in these pools. The Company pays all such compensation and benefits by reimbursement to KEC-NY or KEC-NJ, as appropriate, plus an administration fee equal to 2.5% of such costs. Effective October 3, 1996, the parties agreed to amend this agreement to provide for a flat administrative fee of $50,000 per month (apportioned between KEC-NY and KEC-NJ). The total amounts paid by the Company for compensation and benefits under these arrangements in the fiscal years ended September 30, 1998, 1997 and 1996 were $53.7, $54.9 and $54.9 million, respectively. In addition, the Company paid $0.6, $0.6 and $1.4 million in the fiscal years ended September 30, 1998, 1997 and 1996, respectively, in related administrative fees.

         The Company periodically subcontracts certain work to KEC-NY or KEC-NJ. Amounts charged to these companies under subcontracts with the Company for the years ended September 30, 1998, 1997 and 1996 were approximately $2.9, $0.1 and $1.0 million, respectively, while amounts charged to the Company under subcontracts with these companies were approximately $0.2, $0.3 and $0.7 million, respectively.

         The Company, KEC-NY and KEC-NJ entered into a 20-year agreement dated as of May 9, 1994, and amended and restated as of April 30, 1998, with respect to corporate opportunities regarding electrical and communications cable infrastructures. KEC-NY and KEC-NJ have agreed not to bid for or accept any communications cabling jobs in competition with the Company, if the Company intends to bid or accept such work. The Company, which is not a licensed electrical contractor, has agreed to refrain from bidding for or accepting, without the consent of KEC-NY or KEC-NJ, opportunities that combine both electrical and communications cabling work. IPC has also agreed to continue to refer to KEC-NY and KEC-NJ certain electrical contracting bid opportunities which may arise.

         The Company has from time to time rented certain equipment from Humaco. There were no equipment rentals from affiliated companies during fiscal 1998 or 1997. During the year ended September 30, 1996, approximately $0.9 million of equipment rentals were utilized. The Company, under month to month arrangements, has, in prior fiscal years, rented facilities from entities controlled by Richard P. Kleinknecht and Peter J. Kleinknecht. For the years ended September 30, 1997 and 1996, approximately $0.2 and $0.5 million, respectively, of such lease expense was incurred.

         Effective as of June 1, 1998, the Company entered into a Consulting Agreement with Little Knight Music, Inc., a corporation controlled by Russell G. Kleinknecht (a former Named Executive Officer of the Company), for a term of eighteen (18) months under which Mr. Kleinknecht may be required to perform certain consulting services. In consideration of such consulting services, the Company has and will make monthly payments equaling $37,324 and totaling $707,832. As of the effective date of the Consulting Agreement, Mr. Kleinknecht owed the Company a total of $267,893 (consisting of employee loans, advances and accrued interest thereon). Payments under the Consulting Agreement were offset by the Company against such outstanding loans, which loans were paid in full prior to December 31, 1998. In addition to the foregoing, the Company agreed to reimburse Mr. Kleinknecht for a portion of the costs incurred by him for continuation of medical, dental and hospitalization benefits during the term of such Consulting Agreement.

PERFORMANCE GRAPH(1)

         The Company's Common Stock began trading on the Nasdaq Stock Market effective with the start of business on September 27, 1994. Beginning June 7, 1998, the Company's Common Stock began trading on the American Stock Exchange, Inc. (the "AMEX"). The following graph provides a comparison of 48- Month Cumulative Total Return among IPC Information Systems, Inc., the Nasdaq Stock Market - US Index and the Nasdaq Telecommunications Index, assuming $100 invested on September 26, 1994 in the Company's Common Stock or the respective Indices (including reinvestment of dividends). These indices are provided for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved and are not intended to forecast or be indicative of possible future performance of the Common Stock.
--------
         (1)This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                COMPARISON OF 48 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG IPC INFORMATION SYSTEMS, INC.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE NASDAQ TELECOMMUNICATIONS INDEX

[GRAPHIC OMITTED]

* $100 INVESTED ON 9/26/94 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.




                                           9/26/94       9/94          9/95         9/96         9/97         9/98
--------------------------------------- ------------- ------------- ------------ ----------- ------------ ----------
IPC Information Systems, Inc...........     100.00        100.42       113.30       138.33      136.67        91.67
NASDAQ Stock Market - US...............     100.00        101.11       147.96       165.73      227.51       231.96
NASDAQ Telecommunications..............     100.00        102.71       129.64       125.85      170.67       224.19




                               PROPOSAL NUMBER TWO

                TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF
        INCORPORATION OF IPC INFORMATION SYSTEMS, INC., TO ELIMINATE THE
          PROVISION RELATING TO SECTION 251(G) OF THE DELAWARE GENERAL
                                 CORPORATION LAW

         Effective May 21, 1999, the Company completed a holding company reorganization in which IPC Information Systems became a wholly owned subsidiary of the Company. This reorganization was conducted in accordance with Section 251(g) of the DGCL and did not require a vote of IPC Information

Systems' stockholders. In connection with the reorganization and pursuant to the requirements of Section 251(g), IPC Information Systems' Certificate of Incorporation was amended to add the following language:

         "8. VOTE OF STOCKHOLDERS OF IPC COMMUNICATIONS, INC. REQUIRED TO APPROVE CERTAIN ACTIONS

         Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to
         Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of IPC Communications, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation, as the case may be."

         This provision requires IPC Information Systems, in addition to obtaining the vote of its sole stockholder, the Company, to obtain a vote of the stockholders of the Company in connection with certain actions taken by IPC Information Systems requiring stockholder approval, such as mergers, sale of all or substantially all of its assets, charter amendments and corporate dissolutions. Absent such a provision, there is no general requirement under Delaware law that stockholders of a parent entity, such as the Company, be entitled to vote on these types of transactions involving its wholly owned subsidiaries, such as IPC Information Systems. This provision would have no effect on the right of stockholders of the Company to vote on transactions occurring at the holding company level. In order to provide maximum flexibility and efficiency under the holding company structure that has been established, the Company proposes to eliminate this Article 8 from IPC Information Systems' Amended and Restated Certificate of Incorporation. If the proposed Amendment is adopted by the Company stockholders, following such approval only a vote of IPC Information Systems' stockholder, the Company, would be required in connection with a merger involving IPC Information Systems, a sale of all or substantially all of its assets, amendments to its certificate of incorporation and its dissolution.

         The Board of Directors believes that the deletion of Article 8 of IPC Information Systems' Amended and Restated Certificate of Incorporation will allow the Company to manage its entire organization more effectively and broaden the alternatives for future financing.

         The affirmative votes of a majority of the outstanding shares of Common Stock are required for approval of this amendment to IPC Information Systems' Amended and Restated Certificate of Incorporation. If this proposed amendment is approved by the stockholders, the Company intends to promptly effect such change by filing or causing to be filed an appropriate amendment to IPC Information Systems' Amended and Restated Certificate of Incorporation with the State of Delaware.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
             "FOR" THE APPROVAL OF THE AMENDMENT TO IPC INFORMATION
           SYSTEMS' AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                              PROPOSAL NUMBER THREE
            APPROVAL OF AN AMENDMENT TO THE IPC COMMUNICATIONS, INC.
                            1999 STOCK INCENTIVE PLAN

GENERAL PLAN INFORMATION

         In connection with the Reorganization, IPC Information Systems assigned, and IPC Communications assumed, the obligations for the performance of the IPC Information Systems, Inc. 1998 Stock Incentive Plan, which, effective as of December 3, 1998 and subject to stockholder approval, had been amended to increase its share reserve from 1,108,224 to 1,538,322 shares of the Company's Common Stock and which was renamed the "IPC Communications, Inc. 1999 Stock Incentive Plan." The Stock Incentive Plan provides for the grant of options to purchase Common Stock of the Company ("Options") to certain officers, employees, consultants and directors of the Company and its subsidiaries. The Stock Incentive Plan is not subject to ERISA and is not a tax-qualified plan under the Code. The amendment to the Plan's share reserve, if approved by the Company's stockholders, would allow the Company to provide to 156 employees who are neither directors nor executive officers performance-based equity compensation.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the Stock Incentive Plan increasing its share reserve.

DESCRIPTION OF THE STOCK INCENTIVE PLAN

         ADMINISTRATION. The members of the Compensation Committee (the "Option Committee") administer the Stock Incentive Plan and determine, within the limitations of the Stock Incentive Plan, the employees, directors and consultants to whom Options will be granted, the number of shares subject to each Option, the terms of such Options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Options may be exercised. Subject to certain specific limitations and restrictions set forth in the Stock Incentive Plan, the Option Committee has full and final authority to interpret the Stock Incentive Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Stock Incentive Plan and to make all determinations necessary or advisable for the administration of the Stock Incentive Plan.

         STOCK SUBJECT TO THE STOCK INCENTIVE PLAN. The Company initially reserved 554,112 shares of Common Stock ("Option Shares") for issuance upon the exercise of Options. The Company adjusted the Stock Incentive Plan's share reserve in August, 1998. This adjustment was necessary to reflect a stock split. Following the stock split, a total of 1,108,224 shares of Common Stock were reserved for the grant of awards under the Stock Incentive Plan. Option Shares may be authorized and unissued shares or shares previously issued and reacquired by the Company. Any Option Shares subject to grants under the Stock Incentive Plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall again be available for purposes of the Stock Incentive Plan. As of May 10, 1999, the aggregate fair market value of the 1,538,322 Option Shares reserved for issuance was $74,608,617 based on the closing sales price per share of Common Stock of $48.50 on the AMEX on such date.

         TERMS AND CONDITIONS OF OPTIONS. The Stock Incentive Plan provides for the grant of Options which qualify for favorable federal income tax treatment as "incentive stock options" ("ISOs") and non-qualified stock options which do not so qualify ("NQSOs"). All Options granted under the Stock Incentive Plan will have an exercise price that is no less than the "fair market value" of a share of common stock on the grant date. ISOs are subject to certain restrictions under the Code. Options granted under the Stock Incentive Plan will be ISOs to the maximum extent permitted by section 422(d) of the Code and will be exercisable for a period of ten years after the date of grant (or for a shorter period ending (i) 180 days after the option holder's termination of employment, directorship or consultancy for reasons other than death, disability or discharge for Cause; (ii) one year after the option holder's termination of employment, directorship or consultancy due to death or disability; (iii) immediately upon termination for Cause or upon the consummation of a transaction in which the Company becomes the wholly-owned subsidiary of any other corporation, unless such other corporation assumes or continues the Stock Incentive Plan with respect to the Options then outstanding under the Plan). An Option will generally become vested in five equal installments, with 20% of the shares subject to the Option becoming exercisable on each of the first five anniversaries of the date the Option is granted. At the end of any period of 30 consecutive trading days, however, during which the "fair market value" (as defined in the Stock Incentive Plan) of the Common Stock subject to the Option (i) averages at least 300% of the fair market value on the date the Option was granted, no less than 75% of the shares subject to the Option will become vested and exercisable and (ii) averages at least 450% of the fair market value on the date the Option was granted, no less than 100% of the shares subject to the Option will become vested and exercisable. Each Option will become fully vested and exercisable immediately prior to a Change in Control (as defined in the Stock Incentive Plan).

         Upon the exercise of an Option, the exercise price must be paid in full. Payment may be made in cash or in such other consideration as the Option Committee deems appropriate, including, but not limited to, Common Stock already owned by the option holder or Option Shares to be acquired by the option holder upon the exercise of the Option. Options may be transferred prior to exercise only upon the death of the option holder unless the Option Committee permits otherwise.

         MERGERS AND REORGANIZATIONS; ADJUSTMENTS FOR EXTRAORDINARY DIVIDENDS. The number of shares available under the Stock Incentive Plan and the outstanding Options will be adjusted to reflect any merger, consolidation or business reorganization and to reflect any stock split, stock dividend or other event generally affecting the number of shares of Common Stock outstanding.

TERMINATION OR AMENDMENT OF THE STOCK INCENTIVE PLAN

         Unless sooner terminated, the Stock Incentive Plan will terminate automatically ten years after its effective date. The Board may suspend or terminate the Stock Incentive Plan in whole or in part at any time prior to the tenth anniversary of its effective date by giving written notice of such suspension or termination to the Option Committee. In the event of any suspension or termination of the Stock Incentive Plan, all Options theretofore granted under the Stock Incentive Plan that are outstanding on the date of such suspension or termination of the Stock Incentive Plan will remain outstanding under the terms of the agreements granting such Options.

         The Board may amend or revise the Stock Incentive Plan in whole or in part at any time, but if the amendment or revision amends a material term of the Stock Incentive Plan, such amendment or revision will be subject to approval by the stockholders of the Company to the extent required to comply with Section 162(m) of the Code.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is intended only as a summary and does not purport to be a comprehensive description of the federal tax laws, regulations and policies affecting the Company and recipients of ISOs and NQSOs that may be granted under the Stock Incentive Plan. Any change in applicable law or regulation or in the policies of various taxing authorities may have a material effect on the discussion contained herein.

         There are no federal income tax consequences for the Company or the option holder at the time an ISO is granted or upon the exercise of an ISO. If there is no sale or other disposition of the shares acquired upon the exercise of an ISO within two years after the date the ISO was granted, or within one year after the exercise of the ISO, then at no time will any amount be deductible by the Company with respect to the ISO. If the option holder exercises an ISO and sells or otherwise disposes of the shares so acquired after satisfying the foregoing holding period requirements, then he will realize a capital gain or loss on the sale or disposition. If the option holder exercises his ISO and sells or disposes of his shares prior to satisfying the foregoing holding period requirements, then an amount equal to the difference between the amount realized upon the sale or other disposition of such shares and the price paid for such shares upon the exercise of the ISO will be includible in the ordinary income of such person, and such amount will ordinarily be deductible by the Company at the time it is includible in such person's income.

         With respect to the grant of NQSOs, there are no federal income tax consequences for the Company or the option holder at the date of the grant. Upon the exercise of a NQSO, an amount equal to the difference between the fair market value of the shares to be purchased on the date of exercise and the aggregate purchase price of such shares is generally includible in the ordinary income of the person exercising such NQSO, although such inclusion may be at a later date in the case of an option holder whose disposition of such shares could result in liability under Section 16(b) of the Exchange Act. The Company will ordinarily be entitled to a deduction for federal income tax purposes at the time the option holder is taxed on the exercise of the NQSO equal to the amount which the option holder is required to include as ordinary income.
Section 162(m) of the Code limits the Company's deductions of compensation in excess of $1,000,000 per year for the chief executive officer and the four other most highly paid executives named in its proxy statement, but provides for certain exceptions for performance based compensation. The Company intends the Stock Incentive Plan to comply with the requirements for an exception to Section 162(m) applicable to stock option plans so that the Company's deduction for compensation related to the exercise of stock options would not be subject to the $1,000,000 limitation. No executive of the Company currently receives compensation subject to this limitation.

         The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Options that may be granted under the Stock Incentive Plan. State and local tax consequences may also be significant.

STOCK INCENTIVE PLAN BENEFITS TABLE

         Due to the discretionary nature of awards under the Stock Incentive Plan, the amount of stock options or other awards that may be granted in the future under the Stock Incentive Plan, as it would be amended, to any individual is not determinable. The following table sets forth information with respect to the stock option awards actually made under the Stock Incentive Plan subsequent to the adoption of the amendment on December 3, 1998 that are contingent on stockholder approval of the increase in the number of shares authorized for issuance.

                                                 NEW PLAN BENEFITS


                                              STOCK INCENTIVE PLAN

                                                                                     STOCK OPTIONS
                                                                      --------------------------------------
                                                                                DOLLAR            NUMBER
                             NAME AND POSITION                                  VALUE ($)        OF SHARES
--------------------------------------------------------------------- ----------------------  --------------
Peter A. Woog, Chairman, Director and Nominee                                     N/A                  0
Richard P. Kleinknecht, Vice Chairman, Director and Nominee                       N/A                  0
Gerald E. Starr, President, CEO, Assistant Secretary Director and
Nominee                                                                           N/A                  0
David A. Walsh, Executive Vice President - IXnet, Director and
Nominee                                                                           N/A                  0
Brian L. Reach, Vice President, Chief Financial Officer, Assistant
Secretary, Director and Nominee                                                   N/A                  0
Richard M. Cashin, Jr., Director and Nominee                                      N/A                  0
David Y. Howe, Director and Nominee                                               N/A                  0
Richard W. Smith, Director and Nominee                                            N/A                  0
Robert J. McInerney, Director and Nominee                                         N/A                  0
All current executive officers as a group (9 persons)                             N/A                  0
All current directors who are not executive officers (including
nominees) as a group (4 persons)                                                  N/A                  0
All employees who are not executive officers as a group (156
persons)                                                                          N/A            464,717



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

                              PROPOSAL NUMBER FOUR
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending September 30, 1999 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand) have audited the Company's financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Board will reconsider whether or not to retain that firm.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS
                             AUDITOR FOR THE COMPANY

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management does not know of any other matters to be brought before the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must have been received by the Company no later than February 8, 2000 in order to be included in the proxy statement and proxy relating to that meeting. If a stockholder does not notify the Company by April 19, 2000 of a proposal, then the persons named as proxies in the accompanying proxy may use their discretionary voting authority if the proposal is raised at the meeting.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under the securities laws of the United States, the Company's directors, executive officers and any person holding more than ten percent of the Company's Common Stock are required to file initial reports of ownership of the Company's Common Stock and reports of changes in that ownership at the Securities and Exchange Commission and the AMEX. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates.

         Form 3s are required to be filed within ten days after the event by which an individual becomes a reporting person. Form 4s are required to be filed within ten days after the end of the reporting month. Form 5s are required to be filed on or before the forty-fifth day after the end of the issuer's fiscal year. Based upon information available to it, the Company believes that, except with respect to Form 3s of Messrs. Woog, Cashin, Howe, Smith and To, all Form 3s, Form 4s and Form 5s required to be filed during the fiscal year ended September 30, 1998 were filed on a timely basis.

                              FINANCIAL STATEMENTS

         A copy of the Annual Report to Stockholders, which is included in the Company's Form 10-K for the year ended September 30, 1998, contains financial statements as of September 30, 1998 and September 30, 1997, prepared in conformity with generally accepted accounting principles, and accompanies this Proxy Statement. The consolidated financial statements have been audited by PricewaterhouseCoopers LLP whose report thereon appears in the Annual Report. An additional copy of the Annual Report will be promptly furnished without charge to stockholders upon request.

         THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED SEPTEMBER 30, 1998 WITH THE SEC. STOCKHOLDERS MAY OBTAIN AN ADDITIONAL COPY OF SUCH ANNUAL REPORT (EXCLUDING EXHIBITS) BY WRITING TO INVESTOR RELATIONS DEPARTMENT, IPC COMMUNICATIONS, INC., WALL
STREET PLAZA, 88 PINE STREET, NEW YORK, NEW YORK  10005.


            TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL
                 MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN
                       THE ACCOMPANYING PROXY CARD IN THE
                         POSTAGE-PAID ENVELOPE PROVIDED.

                       By Order of the Board of Directors




                                    Gerald E. Starr
New York, New York                  President and Chief Executive Officer
June 3, 1999

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                [GRAPHIC OMITTED]







 IPC Communications, Inc., Wall Street Plaza, 88 Pine Street, New York, NY 10005

                     Tel: (212) 825-9060 Fax: (212) 344-5106

                                                                 REVOCABLE PROXY

IPC COMMUNICATIONS, INC.
(HOLDING COMPANY FOR IPC INFORMATION SYSTEMS, INC.)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 3, 1999, hereby appoints Gerald E. Starr and Brian L. Reach (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of IPC Communications, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of IPC Communications, Inc. to be held at 10:00 a.m. on Tuesday, June 15, 1998 at the offices of Thacher Proffitt & Wood, Two World Trade Center, 40th Floor, New York, New York 10048 and at any adjournment or adjournments thereof.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy         Please your votes as           /X/
will be vote FOR the Proposals in Items .   indicated in this example
1, 2 3 and 4


1.  Election of Directors.
    FOR all nominees listed below               WITHHOLD AUTHORITY
    (except as marked to the contrary):         to vote for all nominees listed
                                                below:
              |_|                                           |_|

INSTRUCTION: To withhold authority to vote for any named nominees strike a line through the nominee's name in the list below:

Peter A. Woog            Richard P. Kleinknecht         Richard M. Cashin, Jr.
David Y. Howe            Richard W. Smith               Robert J. McInerney
David A. Walsh           Gerald E. Starr                Brian L. Reach
--------------------------------------------------------------------------------
2. To amend the Amended and Restated Certificate of Incorporation of IPC Information Systems, Inc. to eliminate the provision relating to Section 251(g) of the General Corporation Law of the State of Delaware.

         FOR                    AGAINST                   ABSTAIN
         |_|                      |_|                       |_|

------------------------- ------------------------- -------------------------
3. To approve an amendment to the IPC Communications, Inc. 1999 Stock Incentive Plan to increase its share reserve.

         FOR                    AGAINST                   ABSTAIN
         |_|                      |_|                       |_|

--------------------------------------------------------------------------------
4. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending September 30, 1999.

         FOR                    AGAINST                   ABSTAIN
         |_|                      |_|                       |_|

--------------------------------------------------------------------------------
5. To authorize the proxies to vote, in their discretion, upon such other business as may properly come before the meeting.

         FOR                    AGAINST                   ABSTAIN
         |_|                      |_|                       |_|

IMPORTANT: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THANK YOU.

The undersigned acknowledges receipt of the Notice of the 1999 Annual Meeting of Stockholders and the Proxy Statement dated June 3, 1999 for the Annual Meeting.

Shares held as of May 21, 1999:



____________________

Signature_______________________Signature________________________Date___________


NOTE: Please sign exactly as your name appears hereon. If acting as attorney, executor, trustee or in other representative capacity, please include your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held jointly, both parties must sign personally.